Exhibit 99.2

Third Quarter Dividend Payment

July 15, 2003

F&M Bancorp Announced Today that its Board of Directors Voted to Coordinate Payment of 3rd Quarter Dividend

Kaye A. Simmons, Executive Vice President & Chief Financial Officer

301-694-4000

www.fmbn.com

FREDERICK, MD, July 15, 2003 – F&M Bancorp (NASDAQ:FMBN), headquartered in Frederick, Maryland, today announced that its Board of Directors voted to coordinate the payment of the company’s 3rd quarter dividend with that of Mercantile Bankshares Corporation as provided in their Agreement and Plan of Merger, dated March 13, 2003.  The intention of the Merger Agreement is that the shareholders of each company receive one dividend per quarter.

The merger, which is subject to shareholder approval and further subject to approval of state bank regulators, is currently anticipated to be completed on August 12, 2003, in time for F&M Bancorp’s shareholders to receive the Mercantile 3rd quarter dividend.  Most recently Mercantile Bankshares Corporation’s practice has been to declare and pay its 3rd quarter dividend in September.

In the event the merger is delayed, the Board has agreed to reconvene to consider the declaration of a dividend to F&M Bancorp shareholders which would be paid in the 3rd quarter.

In connection with the proposed transaction, F&M Bancorp and Mercantile have filed a proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement/prospectus, because it contains important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by F&M Bancorp and Mercantile with the SEC at the SEC’s web site at http://www.sec.gov.   In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F&M Bancorp by contacting Kaye Simmons, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, MD 21702, telephone 888-694-4170 or from F&M Bancorp’s website at www.fmbn.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone: (410) 347-8361, or from Mercantile’s website at www.mercantile.com.